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                       [LETTERHEAD OF LATHAM & WATKINS]

                               September 9, 1998


Koo Koo Roo, Inc.
11075 Santa Monica Boulevard, Suite 225
Los Angeles, CA 90025

     RE: MERGER AND EXCHANGE OF SHARES PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 9, 1998, BY AND AMONG FAMILY RESTAURANTS, INC., FRI-SUB, INC. AND KOO KOO ROO, INC.


Ladies and Gentlemen:

          This opinion is being delivered to you in connection with the Agreement and Plan of Merger, dated as of June 9, 1998 (the "Merger Agreement"), by and among Family Restaurants, Inc., a Delaware corporation ("FRI"), FRI-Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of FRI ("FRI-Sub"), and Koo Koo Roo, Inc., a Delaware corporation ("KKR"). Pursuant to the Merger Agreement, FRI-Sub will merge with and into KKR, with KKR surviving and with the holders of KKR Shares receiving Merger Consideration (the "Merger"). Except as otherwise provided, capitalized terms referred to herein have the meanings ascribed to them in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

          We have acted as special legal counsel to KKR in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

               1.  The Merger Agreement;
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Koo Koo Roo, Inc.
September 9, 1998
Page 2


               2. The registration statement on Form S-4 which includes the Joint Proxy Statement/Prospectus to be filed by FRI with the Securities and Exchange Commission (the "SEC"), to which this opinion appears as an exhibit (the "Registration Statement");

               3.  Representations made to us by FRI and FRI-Sub;

               4.  Representations made to us by KKR; and

               5. Such other instruments and documents related to the formation, organization and operation of FRI, FRI-Sub and KKR or the consummation of the Merger, the Merger Agreement and the transactions contemplated thereby as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have assumed that:

               1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Closing of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

               2. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Delaware;

               3. Any statement made in any of the documents referred to herein "to the best of the knowledge" or "to the best knowledge" of any person or party is correct without such qualification; and

               4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue or incorrect in any material respect.

          Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.
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Koo Koo Roo, Inc.
September 9, 1998
Page 3

               1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

               2. This opinion addresses only the matters set forth above and, except as stated above, does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. In addition, we express no opinion regarding the tax consequences of the Merger as applied to specific holders of shares, or of options to purchase shares, of stock of KKR, including, but not limited to, dealers in securities, foreign persons and holders of shares acquired upon exercise of stock options or in any other compensatory transactions.

               3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. It is assumed for purposes of this opinion that (x) the Merger will be consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof and (y) all of the representations, warranties, statements and assumptions upon which we relied are true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

               4. This opinion has been delivered to you for your use in connection with the filing of the Registration Statement with the SEC and for the purpose of satisfying the requirement set forth in Section 9.3 of the Merger Agreement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                                Very truly yours,

                                                /s/ Latham & Watkins